SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 02/28/2005
FILE NUMBER 811-08066
SERIES NO.: 4

72DD     1.   Total income dividends for which record date passed during the period.(000's Omitted)
              Class A                    $    26
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Class B                    $     4
              Class C                    $     6
              Investor Class             $ 3,990
              Institutional Class        $     1

73A.     Payments per share outstanding during the entire current period:
              (form nnn.nnnn)
         1.   Dividends from net investment income
              Class A                    $ 000.1320
         2. Dividends for a second class of open-end company shares (form nnn.nnnn)
              Class B                    $ 000.0560
              Class C                    $ 000.0560
              Investor Class             $ 000.1472
              Institutional Class        $ 000.1729

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A                        155
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B                        105
              Class C                        100
              Investor Class              23,942

74V.     1.   Net asset value per share (to nearest cent)
              Class A                    $ 23.69
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B                    $ 23.52
              Class C                    $ 23.70
              Investor Class             $ 24.25
              Institutional Class        $ 23.73